Exhibit 99.1

SUNWORKS ANNOUNCES SECOND QUARTER 2023 RESULTS

PROVO, UT., August 14, 2023 - Sunworks, Inc. (Nasdaq: SUNW), a leading provider of solar power and battery storage solutions for residential, agriculture, commercial, industrial, and public works markets, today announced financial results for the three months ended June 30, 2023.

SECOND QUARTER 2023 RESULTS

(As compared to the Second Quarter 2022)

●	Total revenue of $34.6 million, a 4.8% decline
●	Residential Solar segment revenue of $27.2 million, a 16.3% decline
●	Commercial Solar Energy segment revenue of $7.4 million, a 91.7% increase
●	Total backlog of $84.1 million, a 13.1% decline

For the three months ended June 30, 2023, Sunworks reported total revenue of $34.6 million, versus $36.4 million in the prior-year period. The Company reported a net loss of ($12.7) million in the second quarter 2023, or ($0.34) per basic share, versus a net loss of ($7.6) million in the prior-year period, or ($0.23) per basic share.

Adjusted EBITDA was a loss of $9.9 million in the second quarter 2023, compared to a loss of $5.7 million in the second quarter 2022. A reconciliation of GAAP to non-GAAP financial measures is provided in the appendix of this release.

MARKET UPDATE

Demand conditions within Sunworks’ Commercial Solar Energy segment grew significantly during the second quarter, when compared to the prior year period. Indications of interest from large commercial entities continued to increase during the second quarter, given the Company’s execution track record of completing highly engineered and complex projects on schedule. Further, in response to a higher interest rate environment, Sunworks has introduced a comprehensive suite of financing options that have resonated with commercial customers. In the second quarter, Commercial segment revenue increased 91.7% and backlog increased 1.8% sequentially.

Following a period of strong residential origination activity in the first quarter, demand conditions softened during the second quarter in several markets, including California, where consumers adapted to the NEM 3.0 transition. Leading up to the introduction of new net energy metering (NEM) regulations in California that went into effect on April 15, 2023, Sunworks experienced elevated new origination activity, as residential customers sought to secure more favorable Net Energy Metering “NEM” 2.0 solar economics on their rooftop solar investment ahead of the NEM 3.0 deadline. Further, given a material rise in interest rates, customers are contending with a higher overall cost of ownership. These factors, together with utility approval delays in California, reduced Sunworks’ productivity during the second quarter, resulting in lower fixed cost absorption. Given the combination of the NEM 3.0 transition, together with the impact of higher interest rates, new originations declined in the second quarter. In the second quarter, Residential segment revenue declined 16.4%, while backlog declined 9.8% sequentially.

MANAGEMENT COMMENTARY

“The long-term economics of residential and commercial solar remain highly attractive, particularly as the demands of a growing population weigh on our nation’s aging electricity infrastructure, a dynamic that is expected to result in structurally higher utility rates for customers, over time,” stated Gaylon Morris, Chief Executive Officer of Sunworks. “At Sunworks, our team remains committed to empowering customers by delivering on-demand access to clean, reliable and cost-effective solar solutions that reduce reliance on traditional, third-party energy sources.”

“While longer-term solar demand fundamentals remain intact, our residential solar business faced a series of challenges in the second quarter,” continued Morris. “The combination of higher interest rates, less favorable residential solar economics in California following the NEM 3.0 transition, together with utility permitting delays resulted in lower new installation activity and reduced fixed cost absorption in the period.”

“During a transitional period for our residential business, we’ve maintained an opportunistic pricing strategy in accordance with current demand conditions,” continued Morris. “At the same time, we’ve taken decisive action to further right-size our cost structure, including a reduction in force in early Q3. We intend to stay the course on our strategic growth priorities, building market-leading positions in regional centers, while driving programmatic cost reductions that reduce our cash burn and put us closer toward achieving positive EBITDA, consistent with our long-term objectives.”

“Within our commercial solar business, we’re seeing a strong pipeline of potential new opportunities with larger commercial organizations, including independent power producers,” continued Morris. “While project timing can vary from quarter-to-quarter, we remain constructive around our growing addressable market. Execution within our commercial business was strong in the second quarter, as revenue nearly doubled on a year-over-year basis, while gross profit margin rate increased more than 1000 basis points to 26.5% in the period.”

“During the second quarter, we took action to further bolster our liquidity to support the long-term growth of our business, while working to improve our working capital efficiency,” continued Morris. As of August 14, 2023, we had total cash and liquidity of approximately $5.5 million, pro-forma for the recent completion of an equity offering in August 2023, which resulted in net proceeds of $3.1 million earmarked for general corporate purposes.”

“As before, the market opportunity for solar remains significant across our geographic footprint, positioning Sunworks to play a leading role in the transition toward affordable, clean, and independent energy production” concluded Morris. “Given the strength in our backlog, together with ongoing development activities, we anticipate our financial performance in the second half of 2023 will be stronger than the first half of the year, positioning us to rebuild momentum in our business entering 2024.”

NON-GAAP FINANCIAL MEASURES

EBITDA is a non-GAAP financial measure defined as net income (loss) excluding interest, other financing fees, employee retention tax credit received, taxes and depreciation and amortization. Adjusted EBITDA is further adjusted for non-cash stock-based compensation expense, goodwill impairment and acquisition transaction expenses. Adjusted EBITDA is a key measure used by the Company to evaluate operating performance, generate future operating plans and make strategic decisions for the allocation of capital. The Company presents Adjusted EBITDA to provide information that may assist investors in understanding its financial results. However, Adjusted EBITDA is not intended to be a substitute for net income (loss).

Certain non-GAAP financial measures are presented in this press release, including Adjusted EBITDA, to provide information that may assist investors in understanding the Company’s financial results and assessing its prospects for future performance. We believe these non-GAAP financial measures are important indicators of our operating performance because they exclude items that are unrelated to, and may not be indicative of, our core operating results. These non-GAAP financial measures, as we calculate them, may not be comparable to similarly titled measures of other companies and may not be appropriate measures for comparing the performance of other companies relative to the Company. These non-GAAP financial results are not intended to represent and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP. To the extent we utilize such non-GAAP financial measures in the future, we expect to calculate them using a consistent method from period to period. A reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial measure is provided below.

	Three Months Ended		Year To Date
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Reconciliation of Net Loss to Adjusted EBITDA
Net Loss	$(12,676)	$(7,585)	$(19,066)	$(15,792)
Stock-based compensation	436	371	880	1,655
Depreciation and amortization	1,016	1,312	1,967	2,595
Interest expense	173	59	242	66
Income Tax Expense	112	94	112	94
Employee Retention Tax Credit and related financing	1,016	0	(4,039)	0
Adjusted EBITDA	$(9,923)	$(5,749)	$(19,906)	$(11,382)

SECOND QUARTER 2023 CONFERENCE CALL

A conference call will be held today at 1:00 P.M. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Sunworks’ website at https://ir.sunworksusa.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.

To participate in the live teleconference on August 14, 2023:

Domestic Live Dial-In:	1-877-407-0789
International Live Dial-In:	1-201-689-8562

To listen to a replay of the teleconference through August 28, 2023:

Domestic Live Replay:	1-844-512-2921
International Live Replay:	1-412-317-6671
Access Code:	13740117

ABOUT SUNWORKS

Sunworks has been providing high-performance solar and battery storage solutions since 2000. The Company acquired Solcius in 2021 to extend its national presence and provide high-quality, performance-oriented solutions to sectors ranging from residential to agricultural, commercial, industrial, federal, and public works. Today, Sunworks is proudly paving the way toward the democratization of renewable energy for all with their agile, partner-centric, and technology-agnostic network that has installed over 200 MW of solar and battery storage systems. Their dependable, solutions-oriented teams are recognized in the industry for their commitment to customer service and renewable energy advancement. Sunworks was recently recognized by Solar Power World as a leading solar supplier and is a member of the Solar Energy Industries Association (SEIA). For more information, visit www.sunworksusa.com and www.solcius.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements regarding the impact of higher financing costs on solar adoption, the Company’s ability to scale its decentralized operational model, the Company’s ability to increase margins, the strength of demand for the Company’s products, the expansion of the Company’s direct sales force, the impact of the Inflation Reduction Act and the Company’s ability to diversify sourcing of materials. These forward-looking statements are based upon the current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Sunworks. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of possible uncertainties. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sunworks’ reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available on the SEC’s Internet site (http://www.sec.gov). We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

IR CONTACT
720.778.2415
IR@sunworksusa.com

SUNWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2023 AND DECEMBER 31, 2022

(in thousands, except share and per share data)

	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$4,631	$7,807
Restricted cash	249	248
Accounts receivable, net	14,712	13,873
Inventory	18,937	26,401
Contract assets	16,201	20,699
Other current assets	3,279	5,824
Total Current Assets	58,009	74,852
Property and equipment, net	1,488	2,154
Finance lease right-of-use assets, net	4,300	2,487
Operating lease right-of-use assets, net	2,374	2,779
Deposits	199	192
Intangible assets, net	4,630	5,290
Goodwill	32,186	32,186
Total Assets	$103,186	$119,940

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$22,209	$24,567
Contract liabilities	21,231	24,960
Finance lease liabilities, current portion	1,047	631
Operating lease liabilities, current portion	1,008	1,098
Total Current Liabilities	45,495	51,256

Long-Term Liabilities:
Finance lease liabilities, net of current portion	2,911	1,470
Operating lease liabilities, net of current portion	1,366	1,681
Warranty liability	1,716	1,596
Total Long-Term Liabilities	5,993	4,747
Total Liabilities	51,488	56,003

Commitments and contingencies

Shareholders’ Equity:
Preferred stock Series B, $0.001 par value, 5,000,000 authorized shares; no shares issued and outstanding	-	-
Common stock, $0.001 par value; 50,000,000 authorized shares; 40,980,882 and 35,374,978 shares issued and outstanding, at June 30, 2023 and December 31, 2022, respectively	41	35
Additional paid-in capital	214,194	207,373
Accumulated deficit	(162,537)	(143,471)
Total Shareholders’ Equity	51,698	63,937

Total Liabilities and Shareholders’ Equity	$103,186	$119,940

SUNWORKS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE Three and six months ended June 30, 2023 and 2022

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Revenue, net	$34,638	$36,397	$72,537	$67,593

Cost of Goods Sold	23,196	19,803	49,173	37,827

Gross Profit	11,442	16,594	23,364	29,766

Operating Expenses:
Selling and marketing	11,967	14,318	24,046	26,548
General and administrative	9,773	8,495	18,616	15,305
Stock-based compensation	436	371	880	1,655
Depreciation and amortization	623	1,071	1,245	2,121

Total Operating Expenses	22,799	24,255	44,787	45,629

Operating Loss	(11,357)	(7,661)	(21,423)	(15,863)

Other Income (Expense)
Other income (expense), net	(1,016)	51	4,049	53
Interest expense	(173)	(59)	(242)	(66)
Gain (Loss) on disposal of property and equipment	(18)	178	(1,338)	178

Total Other Income (Expense), net	(1,207)	170	2,469	165

Loss before Income Taxes	(12,564)	(7,491)	(18,954)	(15,698)

Income Tax Expense	112	94	112	94

Net Loss	$(12,676)	$(7,585)	$(19,066)	$(15,792)

LOSS PER SHARE:
Basic	$(0.34)	$(0.23)	$(0.52)	$(0.51)
Diluted	$(0.34)	$(0.23)	$(0.52)	$(0.51)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING
Basic	37,524,312	32,907,289	36,477,806	31,262,031
Diluted	37,524,312	32,907,289	36,477,806	31,262,031